Filed pursuant to Rule 433
Registration No. 333-141868
April 18, 2007
Final Term Sheet
ZAR 2,000,000,000 8.50% Global Notes due July 16, 2010

Terms:
Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	ZAR 2,000,000,000

Denomination:	ZAR 10,000

Maturity:	July 16, 2010

Redemption Amount:	100%

Interest Rate:	8.50% per annum, payable annually in arrears

Date of Pricing:	April 18, 2007

Closing Date:	April 26, 2007

Interest Payment Dates:	July 16 in each year

First Interest Payment Date:	July 16, 2007

Currency of Payments:	USD unless noteholder elects payment in ZAR

Business Day:	For payments in USD: New York, Johannesburg and Frankfurt For payments in ZAR: Johannesburg

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Price to Public/Issue Price:	99.46%

Underwriting Commissions:	0.25%

Proceeds to Issuer:	99.21%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong, South Africa

CUSIP:	500769CC6

ISIN:	US500769CC61

Ratings of Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Lead Managers:	ABN AMRO Bank N.V. UBS Limited

Co-lead Managers:	Banca Caboto S.p.A. Danske Bank A/S Deutsche Bank AG, London Branch HSBC Bank plc Scotia Capital Inc. TD Securities (Toronto Dominion)

Stabilization Manager:	UBS Limited
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Certain information on the notes is available under the following link:
http://www.sec.gov/Archives/edgar/data/821533/000132693207000161/f01599e424b3.htm.
KfW’s base prospectus relating to the notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000132693207000153/f01595e424b3.htm.
Alternatively, the manager will arrange to send you the prospectus, which you may request by calling toll-free +1 888 722 9555 extension -1088.